MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

June 20, 2006

MSEV—OTCBB  USA

NDD—Frankfurt Stock Exchange

Micron Shares to Forward Split 3 for 1 on June 23, 2006

Micron Enviro Systems, Inc. (MSEV-OTCBB and NDD--Frankfurt) (“Micron”) has been assigned a new CUSIP to go into effect on the split date.  Micron is currently waiting to receive a new symbol from the NASD.    Micron does not anticipate any further delays to the split.  Shareholders of record on the current record date of June 23, 2006, will be entitled to receive the forward split shares.  If you hold your shares through a brokerage house please contact them directly for information on how the forward split will impact you.  Shareholders of record will own three shares for each one share they own. For example, shareholders of record who own 25,000 shares will subsequently hold 75,000 of the new shares with a new CUSIP number, and a new symbol, giving them ownership of a total of 75,000 shares of the company.

Micron is currently undertaking a new marketing initiative to create additional awareness for the company. This plan will primarily be email based and will target 100 percent opt-in private and institutional investors that trade stocks in Micron's price range. This new marketing initiative will be on-going over the coming months.

Bernie McDougall, President of Micron stated, “The split is what many of our shareholders have asked for and now that all the requisite paperwork has been filed, the effective date should be at the end of this week.  Based on how the shares have traded in the past, this week could be quite exciting as we approach the split date.  Micron continues to work on developing its current assets and is constantly searching and evaluating additional oil and gas opportunities focused primarily on the Alberta Oil Sands. Management feels that the Oil Sands are the key to the future growth of the company and we plan to acquire as many additional leases as financially possible. When you take into account the current near all time highs on oil prices and that the shares are trading more than 50% below the high recently set, we feel that the Micron shares may not be reflecting the current value of the company especially since the company's current liabilities have decreased by over 75% and the current assets have increased by 10 times during the past quarter. At this time, Micron is one of if not the smallest market capitalized companies with exposure to multiple Alberta Oil Sands prospects.''

Micron is an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has production from multiple conventional oil and gas wells. Micron is one of, if not the smallest market capitalized company with exposure to multiple Alberta Oil Sands. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron currently has multiple independent sources of oil and/or gas revenue from production in Canada and Texas. Micron is presently involved in multiple oil and gas prospects, and continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com <mailto:info@micronenviro.com> requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MSEV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernie McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com